EXHIBIT 21

Registrant Consumer Portfolio Services, Inc.

Subsidiaries of the Registrant

Name	Jurisdiction of Organization

CPS Receivables Five LLC	Delaware
Page Eight Funding LLC	Delaware
Page Nine Funding LLC	Delaware
Page Eleven Funding LLC	Delaware
Folio Residual Holdings LLC	Delaware
Folio Residual Holdings III LLC	Delaware
Folio Residual Holdings IV LLC	Delaware
Folio Residual Holdings V LLC	Delaware
Folio Residual Holdings VI	Delaware

Other subsidiaries, which would not constitute a significant subsidiary if considered collectively as a single subsidiary, are omitted.